Filed Pursuant to Rule 433

Registration Statement No. 333-169328

BLACKROCK, INC.

$1,500,000,000 SENIOR UNSECURED NOTE OFFERING

PRICING TERM SHEET

MAY 22, 2012

$750,000,000

1.375% Notes due 2015

Issuer:	BlackRock, Inc. (“BlackRock”)

Expected Ratings*:	A1 (stable) by Moody’s Investors Service, Inc. A+ (stable) by Standard & Poor’s Ratings Services

Trade Date:	May 22, 2012

Settlement Date:	May 25, 2012 (T+3)

Principal Amount:	$750,000,000

Maturity Date:	June 1, 2015

Price to Public:	99.885%

All-in-Price:	99.635%

Proceeds to Issuer before Expenses:	$747,262,500

Coupon:	1.375%

Benchmark Treasury:	0.250% due May 15, 2015

Benchmark Treasury Price and Yield:	99-16+; 0.414%

Spread to Benchmark Treasury:	+ 100 bps

Yield to Maturity:	1.414%

Interest Payment Dates:	Paid semi-annually on June 1 and December 1, commencing December 1, 2012

Optional Redemption:	Make-whole call at Treasury +15 bps

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Use of Proceeds:	BlackRock intends to use the net proceeds from the offerings to fund the repurchase of its shares of common stock and shares of preferred stock (the “Repurchase”), and for general corporate purposes, which may include repayments of its outstanding indebtedness.

CUSIP:	09247XAK7

ISIN:	US09247XAK72

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Joint Lead Managers:	Barclays Capital Inc. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC UBS Securities LLC

Co-Managers:

Goldman, Sachs & Co.

HSBC Securities (USA) Inc.

Mizuho Securities USA Inc.

RBS Securities Inc.

CastleOak Securities, L.P.

Loop Capital Markets LLC

Muriel Siebert & Co., Inc.

Samuel A. Ramirez & Company, Inc.

Williams Capital Group, L.P.

$750,000,000

3.375% Notes due 2022

Issuer:	BlackRock, Inc.

Expected Ratings*:	A1(stable) by Moody’s Investors Service, Inc. A+ (stable) by Standard & Poor’s Ratings Services

Trade Date:	May 22, 2012

Settlement Date:	May 25, 2012 (T+3)

Principal Amount:	$750,000,000

Maturity Date:	June 1, 2022

Price to Public:	99.469%

All-in-Price:	99.019%

Proceeds to Issuer before Expenses:	$742,642,500

Coupon:	3.375%

Benchmark Treasury:	1.750% due May 15, 2022

Benchmark Treasury Price and Yield:	99-21; 1.788%

Spread to Benchmark Treasury:	+ 165 bps

Yield to Maturity:	3.438%

Interest Payment Dates:	Paid semi-annually on June 1 and December 1, commencing December 1, 2012

Optional Redemption:	Make-whole call at Treasury +25 bps

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Use of Proceeds:	BlackRock intends to use the net proceeds from the offerings to fund the Repurchase, and for general corporate purposes, which may include repayments of its outstanding indebtedness.

CUSIP:	09247XAJ0

ISIN:	US09247XAJ00

Joint Book-Running Managers:	Citigroup Global Markets Inc. J.P. Morgan Securities LLC Wells Fargo Securities, LLC

Joint Lead Managers:	Barclays Capital Inc. Credit Suisse Securities (USA) LLC Deutsche Bank Securities Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC UBS Securities LLC

Co-Managers:

Goldman, Sachs & Co.

HSBC Securities (USA) Inc.

Mizuho Securities USA Inc.

RBS Securities Inc.

CastleOak Securities, L.P.

Loop Capital Markets LLC

Muriel Siebert & Co., Inc.

Samuel A. Ramirez & Company, Inc.

Williams Capital Group, L.P.

* Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.

You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov.

Alternatively, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling Citigroup Global Markets Inc. toll free at 877-858-5407, J.P. Morgan Securities LLC collect at 212-834-4533 or Wells Fargo Securities, LLC toll free at 800-326-5897.

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